Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2011

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter Earnings

DALLAS, TEXAS, July 28, 2011 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $6.7 million for the quarter ended June 30, 2011. For the six months ended June 30, 2011, the Bank reported net income of $18.2 million.

Total assets at June 30, 2011 were $31.4 billion, compared with $33.2 billion at March 31, 2011 and $39.7 billion at December 31, 2010. The $1.8 billion decrease in total assets for the second quarter was attributable to declines in the Bank’s advances ($2.1 billion) and its long-term held-to-maturity securities portfolio ($0.5 billion), offset by a $0.8 billion increase in the Bank’s short-term liquidity portfolio. The $8.3 billion decrease in total assets for the six-month period was attributable to declines in the Bank’s advances ($5.8 billion), its short-term liquidity portfolio ($1.3 billion) and its long-term held-to-maturity securities portfolio ($1.2 billion).

Advances were $19.7 billion at June 30, 2011, compared with $21.8 billion at March 31, 2011 and $25.5 billion at December 31, 2010. During the quarter and six months ended June 30, 2011, advances to the Bank’s top five borrowers decreased by $2.7 billion and $4.1 billion, respectively, which included the maturity of $2.3 billion and $3.3 billion, respectively, of advances to the Bank’s two largest borrowers. In addition, during the year-to-date period, $0.8 billion of maturing advances were repaid following the consolidation of several members’ charters into the charter of an out-of-district institution. Advances to the Bank’s other members increased by $0.6 billion during the second quarter; during the six-month period, advances to these members decreased by $0.9 billion.

Due to principal repayments on mortgage-backed securities (MBS), the Bank’s held-to-maturity securities portfolio declined from $7.8 billion at March 31, 2011 and $8.5 billion at December 31, 2010 to $7.3 billion at June 30, 2011. The Bank did not acquire any MBS during the six months ended June 30, 2011.

The Bank’s operating results for the quarter and six months ended June 30, 2011 included credit-related other-than-temporary impairment charges of $2.3 million and $3.7 million, respectively, on certain of its investments in non-agency (private-label) residential MBS (RMBS). The unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $348.3 million at June 30, 2011, compared with $371.0 million at March 31, 2011 and $397.9 million at December 31, 2010.

The Bank’s retained earnings increased to $467.5 million at June 30, 2011, from $462.2 million at March 31, 2011 and $452.2 million at December 31, 2010. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $57.3 million at March 31, 2011 and $63.3 million at December 31, 2010 to $56.2 million at June 30, 2011.

Additional selected financial data as of and for the quarter and six months ended June 30, 2011 is set forth below. Further discussion and analysis regarding the Bank’s second quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended June 30, 2011 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Six Months Ended June 30, 2011
(Unaudited, in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010
Selected Statement of Condition Data:
Investments (1)	$9,285,616	$10,545,849	$12,268,954
Advances	19,684,428	21,804,806	25,455,656
Mortgage loans held for portfolio, net	183,908	194,478	207,168
Total assets	31,387,759	33,169,709	39,690,070
Consolidated obligations, net	27,974,372	29,802,425	36,447,583
Mandatorily redeemable capital stock	17,176	18,131	8,076
Capital stock — putable	1,284,559	1,427,810	1,600,909
Retained earnings	467,503	462,188	452,205
Total accumulated other comprehensive income (loss)	(55,695)	(56,743)	(62,702)
Total capital (2)	1,696,367	1,833,255	1,990,412

	For the Three Months	For the Six Months
	Ended June 30, 2011	Ended June 30, 2011
Selected Statement of Income Data:
Net interest income	$37,403	$79,526
Credit component of other-than-temporary impairment losses	(2,344)	(3,722)
Other loss	(6,844)	(11,733)
Total other expense	19,148	39,305
Total assessments	2,359	6,525
Net income	6,708	18,241

(1)	Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, and held-to-maturity securities.
(2)	As of June 30, 2011, March 31, 2011 and December 31, 2010, total regulatory capital was
$1,769,238, $1,908,129 and $2,061,190, respectively, which represented 5.64 percent,
5.75 percent and 5.19 percent, respectively, of total assets as of those dates.

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